 Exhibit 6c

Definitive Contract for the EXCLUSIVE

LICENSE/MANUFACTURING

of Medesol Global Inc Product Lines

THIS DEFINITIVE AGREEMENT is entered into by and between MEGOLA INC, hereinafter referred to as Buyer, and MEDESOL GLOBAL INC, hereinafter referred to as Seller. Seller agrees to license, and Buyer agrees to buy certain license/manufacturing rights of MEDESOL GLOBAL INC assets.

RECITALS

Seller owns certain intellectual property formulas and patent pending formulas/technology referred to by Seller as MEDESOL GLOBAL INC Product Lines. The intellectual property and technology is more fully identified on the attached Exhibit “A” (hereinafter referred to as the “Assets”).

Buyer desires to acquire the EXCLUSIVE LICENSING/MANUFACTURING RIGHTS along with current raw materials in inventory at cost base value of $40,600 usd of Seller based upon the terms and conditions as set forth herein. Seller desires to LICENSE these assets to Buyer

The Parties wish to memorialize the terms and conditions of their license agreement as set forth by this Contract for the LICENCE/MANUFACTURING of MEDESOL GLOBAL INC PRODUCT LINES Globally as per appendix A listed items.

NOW THEREFORE and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the Parties hereby agree as follows:

1.                The above Recitals are true and correct, reflect the intent of the Parties entering into this Agreement and are material and binding terms upon the Parties hereto.

2.       Purchase Price and Terms:

THE LICENSE/MANUFACTURING PRICE, subject to the terms, conditions, pro-rations and adjustments under this Agreement, shall be $250,000.00, Royalties and shall be paid as follows:

$ 250,000	MEGOLA INC (MGON) Company PFD D SHARES Stated value 1 PFD D share is $10.00 (25,000 shares) Shares issued upon signing of Definitive Agreement

$TBD	Royalty % from specific product volume sales and or % of any Megola licensing deals of the product lines. (Determined by Megola BOD) Royalties will include inventory base cost plus determined profits

TERMS AND CONDITIONS OF SALE

1.	CLOSING DATE: The undersigned hereby agree to execute any and all documents necessary to close this transaction within ten (10) business days after execution of this Definitive Agreement.

2.	AUTHORITY: The undersigned have the full authority to enter into this Contract and to conclude the transaction described herein. No agreement to which either Buyer or Seller is a party prevents either of them from concluding this transaction, nor is the consent of any third party required, therefore.

3.	WARRANTY: Seller warrants that Seller has no outstanding liabilities related to the assets to be conveyed, except as specifically set forth herein, and that Buyer shall receive possession of the assets being conveyed hereunder, free and clear of any encumbrances.

4.	INDEMNIFICATION AND RIGHT OF SET-OFF: Seller indemnifies Buyer and shall hold Buyer harmless from all debts, claims, actions, losses, damages, and attorney’s fees, existing or that may arise from or be related to Seller’s past operation and ownership of the Business, except any liabilities assumed by Buyer hereunder. In the event Buyer should become aware of any such claim against the Assets not disclosed by Seller prior to Closing, Buyer shall promptly notify Seller in writing of such claim.

5.	LITIGATION: Except as noted herein, Seller represents and warrants that there is no threatened or pending litigation or proceedings pending to the Seller’s knowledge against or relating to the Assets, nor does the Seller know or have reasonable grounds to know of any basis of any such action relative to the Assets. NO LITIGATION IS THREATENED OR PENDING.

6.	DEFAULT: If Buyer fails to perform this Contract within the time specified, including payment of all stock by Buyer’s Transfer Agent for the account Name of Seller as agreed upon, Buyer and Seller shall be relieved of all obligations under Contract. In the event Seller shall default by failing to perform any of the covenants contained in this Contract, failing to provide data and information specified herein within ten (10) days after request from Buyer to do so, or to otherwise close according to the terms and conditions of this Contract, Buyer shall have the right to terminate this Contract, and demand the return of its stock, as well as reimbursement for any and all reasonable attorney’s fees, accounting fees, and other costs incidental to Buyer’s inspection of the Business. Buyer may also seek an arbitration award under Paragraph 11 herein below setting out the Buyer’s factual entitlement to specific performance of the Seller’s obligation hereunder, or, in the alternative, monetary damages payable to Buyer by Seller.

7.	BILL OF SALE:

A. Assets to be Sold. Seller shall deliver to Buyer at the Closing an Absolute Bill of Sale for all Assets. A complete list of all of the assets which are subject to this sale, are attached to this Agreement as Exhibit “A”. Seller warrants that it has, or will at the closing of this transaction, good and marketable title, free and clear of all liens and encumbrances, except any liens or encumbrances disclosed herein, with respect to the items to be listed on Exhibit “A”. Buyer shall receive a copy of the Exhibit “A” at the time of execution of this contract and, as of execution of this contract, acknowledge that all of the assets contained on Exhibit “A” are the assets of personal property and assets to be transferred by Seller pursuant to this agreement, which shall include a disclaimer of all warranties, expressed, implied or statutory. Buyer shall have ten (10) business days after receipt of Exhibit “A”, within which to cancel this Contract after which all parties shall be discharged from all further liability under the terms of this contract.

Assets shall also include all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”): (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer “software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) any other intellectual property or proprietary rights; and (vi) all formulas, recipes, binders, processes, techniques, discoveries and applications relating to fire inhibiting and fire extinguishing products, including, by way of example, all formulas, recipes, binders, processes, techniques, discoveries and applications related to Sellers product lines.

8.	LOSS/DAMAGE: In the event there is any loss of damage to the Assets, or any of the improvements, systems, equipment, inventory or other assets included in this sale at any time prior to the Closing of this sale, the risk of loss shall be upon Seller. Immediately from and after the Close of this sale, all risk of loss or damage shall be upon Buyer.

9.	BUSINESS RECORDS: At the Closing of this sale, Seller shall deliver to Buyer copies of any and all documents pertinent to the Assets which Seller may have.

10.	CLOSING AGENT: The parties hereby appoint William Eilers, attorney for the Buyer, as Closing Agent to receive, deposit and distribute funds for the parties and acknowledge that Closing Agent shall prepare and obtain execution of all closing documents and instruments evidencing the terms and conditions of this transaction, as are required for the closing, conduct the closing, and provide for recording of the documents.

11.        GENERAL LEGAL PROVISIONS:

a.	Waiver: No waiver of any provisions of this Contract shall be effective unless it is in writing, signed by the party against whom it is asserted and any such waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing waiver.

b.	Paragraph Headings: Captions and paragraph headlines in this Contract are for convenience and reference only and do not define, describe, extend or limit the scope or intent of this Contract or any provision herein.

c.	Survivability of Contract: The parties hereto acknowledge that this Contract shall survive the Closing of this transaction as to the terms and conditions herein.

d.	Binding Effect: This Contract shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the parties hereto. The parties hereto acknowledge that this’ Contract, including all covenants, representations, warranties and agreements, shall survive the Closing of this transaction.

e.	Entire Agreement: This Contract constitutes the entire agreement and understanding of the parties and cannot be modified except in writing executed by all parties. All representations made herein shall survive the closing.

f.	Severability: In the event that any of the terms, conditions or covenants of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall give rise to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

g.	Calculation of Time: Time periods herein of less than six (6) days shall in the computation exclude Saturdays, Sundays and state or national legal holidays, and any time period provided for herein which shall end on Saturday, Sunday, or a legal holiday shall extend to 5:00 p.m. of the next business day.

h.	Applicable Law and Venue: This Agreement shall be interpreted and governed in accordance with the Laws of Nevada. Venue for any action or arbitration shall be in the State Court in Nevada, based upon the appropriate amount in controversy.

i.	Attorney Fees: In any action, arbitration or proceeding brought enforcing the terms of this agreement or because of an alleged dispute, breach, default or misrepresentation in connection the with this Contract, the prevailing party shall be entitled to recover his reasonable attorney fees and court costs, including those incurred on appeal, in addition to such other relief to which he may be entitled.

12.	TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Typewritten or handwritten provisions inserted in this form and acknowledged by the parties as evidenced by their initials shall control all printed provisions in conflict therewith.

13.	BROKER: The parties warrant and represent each to the other, that no licensed real estate broker has been engaged in connection with this transaction and no commission or fee will come due as the result of the execution of the contract or its subsequent closing.

The undersigned Seller expressly acknowledges fully reading, understanding and receiving a signed copy of this Contract. THIS IS A LEGALLY BINDING AND FULLY ENFORCEABLE AGREEMENT. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND ANY PART OF THIS CONTRACT YOU SHOULD CONTACT YOUR OWN INDEPENDENT ATTORNEY AND ACCOUNTANT.

Dated and received this 19 day of SEPTEMBER 2022.

MEDESOL GLOBAL INC,		SELLER’S Address:
A Nevada company		10610 NE 9th PI, unit 2008
Bellevue, WA, 98004
/s/ Simon Johnston
By:	Simon Johnston CEO	SELLER’S Phone No.
425 777 5488

The undersigned Buyer expressly acknowledges fully reading, understanding and receiving a signed copy of this Contract.

Dated and received this 19 day of SEPTEMBER 2022.

MEGOLA INC A Nevada Corporation
/s/ Robert Gardiner		BUYERS’s Address: 8891 Brighton Lane, ste 108, Bonita Springs,
By;	Megola Inc, Robert Gardiner, CEO	FL, 34135

BUYER’S Phone No.

EXHIBIT “A”

ASSETS TO BE CONVEYED

To Megola Inc

“ProtekSol” SiO2 Technologies (Trade Secrets & Patents Pending): Referred to as Liquid Glass, is based on Silicon Dioxide (SiO2) (quartz glass) in solution (water or alcohol depending on application). “In Solution” means higher performance and improved environmental safety compared competing Liquid Glass products that use controversial “Nano Particles”. Sand at the beach and the stone around us are made of SiO2. Our coatings are inert, meaning it comes from the earth and returns with no ill effects making our technology safe to the environment.

1) Hard Surfaces: Protects, Waterproofs & Keeps Surfaces Cleaner Longer

a.       Metal,

b.       Stone,

c.       Plastic,

d.       Glass

e.       Seed

f.       Textile

g.      Universal
h.      Surface

2) Textiles: Waterproofs & Protects from UV damage

a.       Clothing

b.       Medical garments, bedding etc. (when combined with MedeSol)

c.       Furniture & Mattresses

d.       Industrial: Canvas, Tents etc.

PRODUCT BENEFITS:

●	Keep the glass of mobile phones scratch and water resistant
●	Increase the lifespan of fabrics
●	Protect sensitive medical devices from problem bacteria
●	Reduce window washing and keep glass cleaner longer
●	Control problem microbes safely
●	Protect metals against corrosion
●	Guard vintage stone from environmental decay
●	Protect buildings from atmospheric pollution
●	Reduce indoor pollutants that damage surfaces
●	Keep shower glass from soap and mildew buildup
●	Control bacteria on keyboards

●	Protect against graffiti
●	Reduce the evidence of fingerprints
●	Increase visibility on glass
●	Keep public and food prep areas sanitary
●	Assist the growth of crops and plants
●	Replace solvents in liquid resistant papers
●	Keep exterior signage clean
●	Reduce maintenance needed in exhaust systems
●	Reduce toxic cleaners in healthcare
●	Reduce the need for windshield wipers
●	Reduce the bacteria on touch screens and ATM’s
●	Keep decals clean to meet regulations

www.sio2international.com

Medesol Inventory at Dimachem (Windsor toll facility) is the following:

Drums:
6 drums	$32,200.00

Pails:
3 pails (5 gallon)	$ 6,400.00

Smaller containers:
$2,000.00

Total Raws: $ 40,600.00

PRODUCT Certification:

●	Test: EPA 01-1A on microbes including; Listeria monocytogenes, Bacillus cereus, Salmonella enterica, etc Has Testing proved that SiO2 Technology will Eliminate Pathogens over a 24 hour Period or More? Has Testing proved that SiO2 Technology is Antimicrobial?

●	Test: AATCC Method 100-2004 on following microbes: S. epidermidis, Corynebacterium xerosis, Bacillus subtilis, Streptococcus pneumoniae, Staphylococcus aureus, Escherichia coli, Pseudomonas aeruginosa Has Testing proved that SiO2 Technology is Water Resistant?

●	Tests: AATCC Method 22 (ISO 4920) and AATCC 42-2013 Has Testing proved that SiO2 Technology is Oil Resistant?

●	Tests: AATCC Method 118-2007 and ISO 14419-2010 Has Testing proved that SiO2 Technology is Breathable?

●	Test: ASTM E96: Breathability rating (MVT) Has Testing proved that SiO2 Technology is Washable over 40 times?

●	Tests: AATCC 1355,20,40 Has Testing proved that SiO2 Technology is Abrasion Resistant using Martindale Test Method?

●	Test: ISO 12947-2:1998 Has Testing proved that SiO2 Technology is Abrasion Resistant using Taber Test Method?

●	Test:ASTM D3389-15 Has Testing proved that SiO2 Technology is Flame Resistant on Textile?

●	Test: ASTM D6413/ D6413M13b Has Testing proved that SiO2 Technology Offers Thermal Protection on Textile?

●	Test: ASTMD 4108-87 Has Testing proved that SiO2 Technology is Static Resistant?

●	Test: AATCC 76-2011 Has Testing proved that SiO2 Technology is Scratch and Abrasion Resistant?

●	Tests: ASTM C1624 and Nano Scratch Test Has Testing proved that SiO2 Technology Protects Against Corrosion?

●	Test: ASTM B117 Has Testing proved that SiO2 Technology Protects Against UV and Weathering?

●	Test: ISO 4892-2

●	Tests: JIS K 5400, ASTM E384-11e1 and ASTM D3363 Has Testing proved SiO2 Technology is Hard? Has Testing proved SiO2 Technology has Elastic Properties in its Hardness?

●	Test: ASTM 2546 Has Testing proved that SiO2 Technology is Safer to Human Health and Environment?

●	Tests: RoHS 2015/863 and REACH compliant (EC) No 1907/2006 Has Testing proved that SiO2 Technology is Dermatologically Tested as Skin Safe?

●	Test: HRIPT (Human Repeat Insult Patch Testing) with 50 subjects over 6 weeks. Has Testing proved that SiO2 Technology is a Non-Irritant and Hypo-Allergenic?

●	Test: HRIPT (Human Repeat Insult Patch Testing) with 50 subjects over 6 weeks. Tested under the control of a Dermatologist. Has Testing proved that SiO2 Technology Does Not Affect Microsoft Software?

●	Test: Microsoft Tested and Approved

To MEDESOL GLOBAL INC

(a) Designation of Series D Preferred Stock. Five Million (5,000,000) shares of Series D Preferred Stock, with a stated value of S10.00 per share, are authorized (Series D Preferred Stock).

(a)(1) Conversion Rights. This class of shares shall have the following Conversion Rights:

(i) Conversion Price. The Conversion to Common Stock shall be at .001 (par value).

(ii) Conversion Time. The Series D Preferred Stock Shareholder is authorized to convert its shares to common stock beginning six (6) months after issuance of the Preferred Series D shares.

(iii) Conversion Amount. The Series D Preferred Stock Shareholder is authorized to convert 25% of its initial Series D Shares on a quarterly basis, following the six (6) month lock up period.

(iv) No Series D Preferred Stock Shareholder shall convert into common shares an amount which would result in the Shareholder owning more than 9.99% of the issued and outstanding shares of common stock at any time.

(a)(2) Issuance. Shares of Series D Preferred Stock may only be issued as directed by the Board of Directors and a majority vote of the Shareholders.

• Price and Issuance. The initial price of each share of Series D Preferred Stock shall be $10.00 (The “Stated Value”). The Shares of Series D Preferred Stock may only be Issued as directed by the Board of Directors and a majority vote of the Shareholders. Shares of Series D Preferred Stock may be issued for acquisitions, mergers, or other business opportunities of the Company as recommended by the Board and approved by a majority vote of the Shareholders.

(a)(3) Voting Rights. Each issued and outstanding Series D Preferred Stock will have voting rights equal to 100 votes.

(a)(4) Dividends. The holders of Series D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

(a)(5) Shares of Series D Preferred Stock are anti-dilutive to reverse splits and forward splits and therefore shall remain as prior to any split.

AMENDMENT TO DEFINITIVE CONTRACT FOR THE EXCLUSIVE LICENSE/MANUFACTURING

OF MEDESOL INC PRODUCT LINES

This amendment (“Amendment”) is made by and between Megola, Inc., a Nevada corporation (“Buyer”) and MedeSol Global, Inc. Nevada corporation (hereinafter “Buyer”), effective September 19th, 2022 (the “Effective Date”).

The Agreement is amended as follows:

1.       Recitals, Paragraph 2 is amended as follows:

Buyer desires to acquire the EXCLUSIVE LICENSING/MANUFACTURING RIGHTS along with current raw materials in inventory at cost base value of ~~$40,600~~ $52,743.46 usd of Seller based upon the terms and conditions as set forth herein. Seller desires to LICENSE these assets to Buyer

2.       Exhibit A section regarding inventory is amended as follows:

MedeSol Inventory at Dimachem (Windsor toll facility) is the following:

~~Drums:~~

~~6 drums $32,200.00~~

~~Pails:~~

~~3 pails (5 gallon) $ 6,400.00~~

~~Smaller containers:~~

~~$ 2,000.00~~

~~Total Rows: $40,600.00~~

	Weight (kg)	Cost	Total
Raw Material 1	202.50	$9.71	$1,966.28
Raw Material 2	174.62	$10.67	$1,863.20
Raw Material 3	171.81	$26.16	$4,495.03
Raw Material 4	20.78	$1,335.92	$27,765.76
Raw Material 5	169.60	$52.80	$8,954.88
Raw Material 6	20.90	$156.23	$3,265.21
Raw Material 7	191.00	$23.21	$4,433.11
			$52,743.46

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Megola, Inc.		MedeSol Global, Inc.

By:	/s/ Robert Gardiner	By:	/s/ Simon Johnston
Robert Gardiner, CEO		Simon Johnston, Chairman
Date: 20 Oct 2023		Date: 20 Oct 2023